EXHIBIT 99.1

SIX FLAGS                                                                  NEWS
--------------------------------------------------------------------------------

FOR:           SIX FLAGS, INC.
CONTACT:       Jim Dannhauser, Chief Financial Officer
               122 East 42nd Street
               New York, NY 10168
               (212) 599-4693

KCSA           Robert Greenberg/ Joseph A. Mansi
CONTACTS:      (212) 896-1265 / (212) 896-1205
               rgreenberg@kcsa.com/ jmansi@kcsa.com
               -------------------  ---------------
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------



                   SIX FLAGS ANNOUNCES AGREEMENTS IN PRINCIPLE
                    o SALE OF SIX FLAGS WORLDS OF ADVENTURE
                          o SALE OF EUROPEAN DIVISION
                                    - - - - -

           NEW YORK, March 10, 2004 - Six Flags, Inc. (NYSE: PKS and PKS-B) announced today that it had reached an agreement in principle for the sale of Six Flags Worlds of Adventure, located near Cleveland, Ohio, to Cedar Fair, L.P. The transaction contemplates a sale of substantially all of the assets of the park, including the adjacent hotel and campground, for a cash purchase price of U.S. $145 million. Six Flags will retain ownership of all of the marine and land animals currently located at the park.

           Commenting on the Cleveland transaction, Kieran E. Burke, Chairman and Chief Executive Officer of Six Flags, stated "This transaction offers a unique opportunity for us. Cleveland has represented our most difficult market. While there is an opportunity for significant improvement in park performance over time, the improvement would take several years and a meaningful capital investment. Cedar Fair has the ability to take advantage of marketing and operational synergies with its highly-regarded Cedar Point park to exploit this opportunity more quickly and efficiently than we could."

           In addition, Six Flags announced that it had reached an agreement in principle to sell its European division to a private investment firm for a purchase price of U.S. $200 million. The transaction will not include the Company's interests in Warner Bros. Movie World Madrid.



            11501 Northeast Expressway, Oklahoma City, Oklahoma 73131
                      Tel: 405-475-2500  Fax: 405-475-2555

           122 East 42nd Street, 49th Floor, New York, New York 10168
                      Tel: 212-599-4690, Fax: 212-949-6203

SIX FLAGS ANNOUNCES AGREEMENTS IN PRINCIPLE FOR SALE OF SIX FLAGS WORLDS OF ADVENTURE AND OF ITS EUROPEAN DIVISION
MARCH 10, 2004
PAGE 2

           Mr. Burke stated, "While we continue to believe that there are potential internal and external growth opportunities in Europe, the sale of our European operations will enable us to focus our management and capital resources more completely on our North American operations.

           "While we will incur a book loss in the first quarter of 2004 on the sale of these assets of approximately $70 million in the case of Cleveland and approximately $220 million in the case of Europe, these transactions are very positive for us," continued Mr. Burke. "Taken together, they will enable us to accelerate our planned de-leveraging. We expect to utilize the proceeds of the sales primarily to reduce outstanding indebtedness, as well as to fund investments in our other parks. We do not expect any additional park dispositions to occur. Moreover, based upon the expected future cash flows from other parks, there is no impairment in the carrying value of the balance of our assets."

           Both transactions are subject to the negotiation and execution of definitive agreements and other conditions, including the respective buyers' completion of due diligence, a financing condition, and receipt of necessary regulatory and third party approvals. There can be no assurance that either or both transactions will be completed.

           Six Flags, Inc. is the world's largest regional theme park company.

Certain information contained in this news release consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, consumer spending levels, adverse weather conditions and other factors could cause actual results to differ materially from the Company's expectations. Risks and uncertainties concerning the transactions described in this release include, without limitation, the ability to reach final sale terms and complete definitive agreements, the completion of due diligence satisfactory to the respective buyers, the timely receipt of financing by the buyers, the timely receipt of regulatory and third party consents and approvals needed to complete the transactions (which could be delayed for a variety of reasons related or not related to the transactions themselves), and the fulfillment of the closing conditions to be specified in the transaction documents.

This release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kcsa.com.

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